THE DELTONA CORPORATION
                                 ________

                         NOTICE OF ANNUAL MEETING
                               MAY 21, 1996
                                 ________

                                                           April 19, 1996

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of THE DELTONA CORPORATION will be held at The Biltmore Hotel,
1200 Anastasia Avenue, Coral Gables, Florida, on the 21st day of May, 1996, at 9:30 o'clock in the forenoon, local time, for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified.

     2. To consider a proposal to appoint Deloitte & Touche as auditors for the fiscal year ending December 31, 1996, subject to the discretion of the Board of Directors.

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     The transfer books will not be closed. The 1995 Annual Report of the Company, including audited financial statements as of December 31, 1995, accompanies this Notice of Meeting and the attached Proxy Statement. A list of all stockholders of record as of April 17, 1996, the record date for the Annual Meeting, will be available for examination by any stockholder at the main office of the Company, 999 Brickell Avenue, Suite 700, Miami, Florida, 33131 during the ten-day period preceding the date of the meeting.

                              By Order of the Board of Directors,


                              SHARON J. HUMMERHIELM
                              Vice President and Corporate
                               Secretary






     PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                   PROMPTLY IN THE ENCLOSED ENVELOPE.

                          THE DELTONA CORPORATION
                      999 BRICKELL AVENUE, SUITE 700
                           MIAMI, FLORIDA 33131
                               ____________

                            PROXY STATEMENT
                               ___________

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of The Deltona Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on the 21st day of May, 1996, at 9:30 o'clock in the forenoon, local time, and any adjournment or adjournments thereof. The Proxy Statement and accompanying Proxy will be first sent to stockholders of the Company on or about April 19, 1996.

     The Company has one class of voting securities consisting of 15,000,000 shares of Common Stock of the par value of $1 per share. On March 22, 1996, the Company had outstanding 6,729,142 shares of Common Stock (excluding 12,228 shares held in treasury). Each share of Common Stock is entitled to one vote and the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitutes a quorum. Only holders of Common Stock of record at the close of business on April 17, 1996 shall be entitled to notice of and to vote at the Meeting.
The vote of a plurality of the shares represented, in person or by proxy, at the Meeting is required to elect the six nominees for director. The appointment of the independent public accountants, as well as any other matter properly brought before the Meeting must be approved by the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, at the Meeting.

     The automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Meeting or any adjournment thereof. Each are tabulated separately; however, neither abstentions nor broker non-votes are counted for purposes of determining whether a proposal has been approved.

     Each Proxy executed and returned by a stockholder will be voted as directed, and may be revoked at any time before it is voted by filing with the Office of the Corporate Secretary, at 999 Brickell Avenue, Suite 700, Miami, Florida 33131, a written revocation or by executing a later-dated Proxy or by voting in person by ballot at the Meeting.

                           ELECTION OF DIRECTORS

     The entire Board of Directors is elected annually to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Since the 1995 Annual Meeting, four members of the Board of Directors elected at the meeting voluntarily resigned their seats on the
Board: Marcellus H. B. Muyres, Leonardus G. M. Nipshagen, Cornelis van de Peppel and Cornelis L. J. J. Zwaans. They were replaced by two new members appointed by the Board to serve out the remaining terms of the resigning members: Earle D. Cortright, Jr., President and Chief Operating Officer of the Company, and Rudy Gram, son of the Chairman of the Board Antony Gram. In addition, the Board amended the By-Laws of the Company to reduce the minimum number of Directors constituting a full Board from five to three.

     On June 19, 1992, the Company completed a transaction with Selex International, B.V., a Netherlands corporation ("Selex"), formerly known as Selex Sittard B.V., which resulted in a change in control of the Company. Under the transaction, Selex loaned the Company $3,000,000 collateralized by a first mortgage on certain of the Company's property in its St. Augustine Shores, Florida community (the "Selex Loan"). See "Compensation Committee Interlocks and Insider Participation."

                              (1)

     In conjunction with the Selex Loan: (i) Empire of Carolina, Inc. ("Empire") sold Selex its 2,220,066 shares of the Company's Common Stock (37.3% of the outstanding shares of Common Stock of the Company, based upon the number of shares of the Company's Common Stock outstanding as of December 25, 1992) and assigned Selex its $1,000,000 Note from the Company, with interest accrued thereon; (ii) Maurice A. Halperin, Chairman of the Board of Empire and former Chairman of the Board of the Company, forgave payment of the $200,000 salary due him for the period of April 1990 through April 1991, which was in arrears; and (iii) certain changes occurred in the composition of the Company's Board of Directors. Namely, the six directors serving on the Company's Board who were previously designated by Empire resigned and four Selex designees (Messrs. Marcellus H.B. Muyres, Antony Gram, Cornelis van de Peppel, and Cornelis L.J.J. Zwaans) were elected to serve as directors in their stead. Marcellus H.B. Muyres was appointed Chairman of the Board and Chief Executive Officer of the Company. These directors, as well as Leonardus G.M. Nipshagen, a Selex designee, were then elected as directors at the Company's 1992 Annual Meeting. As stated above, all of the original Selex designee's, with the exception of Antony Gram, are no longer members of the Board.

     Each of the present six directors has been nominated for re-election at the 1996 Annual Meeting. The accompanying form of Proxy will be voted FOR the election of all nominees if no direction to the contrary is given. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a director. If any nominee should, however, become unavailable for election for any reason, the accompanying Proxy will be voted for such other person as the Board of Directors may select or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Meeting.

     The names of the nominees and certain information with respect to each of them is set forth below. Unless otherwise indicated, each nominee has held the position shown, or has been associated with the named employer in the executive capacity shown, for more than the past five years.

                                                       YEAR
                                                       FIRST
NAME AND            PRINCIPAL OCCUPATION AND           ELECTED
  AGE               OTHER INFORMATION                  DIRECTOR
___________         __________________________         _________



Neil E. Bahr, 70    Vice Chairman of the Board         1983(e)
(a),(b), (e)        Directors of the Company since
                    June 19, 1992.  Although
                    otherwise retired, Mr. Bahr
                    has served as President
                    of Deltona Land & Investment
                    Corp. ("DL&IC"), a subsidiary
                    of the Company, from September,
                    1974 through December, 1985.

Earle D.            President and Chief Operating      1995
 Cortright, Jr.,    Officer of The Deltona
 55                 Corporation since April 1990.
 (a), (d)

George W.           Mr. Fisher is retired.  From       1992
 Fischer, 55        March 1980 through December
 (b), (c)           December 1995 he was President
                    of CPS Industries, Inc.,
                    a privately held company
                    primarily engaged in owning
                    and operating a chain of
                    beauty salons in the Philadel-
                    phia, Pennsylvania area.
                    From 1975 through 1995 he also
                    served as President of H.E.C.
                    Fischer, Inc., a closely held
                    real estate company.

                         (2)

                                                       YEAR
                                                       FIRST
NAME AND            PRINCIPAL OCCUPATION AND           ELECTED
  AGE               OTHER INFORMATION                  DIRECTOR
___________         __________________________         _________


Antony Gram, 53     Chairman of the Board of           1992
(a), (c), (d), (f)  Directors and Chief Executive
                    Officer of the Company since
                    July 13, 1994.  From June 19,
                    1992 through April 6, 1994, Mr.
                    Gram served as a Vice Chairman
                    of the Board of Directors of
                    the Company.  For more than
                    the past five years, Mr. Gram
                    has served as Managing Director
                    of Gramyco, a scaffolding
                    company, based in Belgium.

Rudy Gram, 32       Sales Manager for Gramyco, a       1995
(c), (f)            a scaffolding company, Based
                    in Belgium.

Thomas B.           Partner, Mayer, Brown & Platt;     1975
 McNeill, 61        Chicago, Illinois. The law firm
(b), (d)            of Mayer, Brown & Platt was
                    retained by the Company to
                    perform legal services on the
                    Company's behalf during 1992
                    and 1993.

___________________________

     (a)  Member, Executive Committee.
     (b)  Member, Audit Committee.
     (c)  Member, Executive Compensation Committee.
     (d)  Member, Nominating Committee.
     (e) Mr. Bahr also served as a director of the Company from December, 1964 until September, 1974 when he resigned to devote all of his time to his duties as President of DL&IC.
     (f)  Rudy Gram is the son of Antony Gram.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Messrs. Bahr, Fischer and McNeill (Audit Committee) receive a fee of $1,000 per month for services as a Director of the Company and are reimbursed for travel and related costs incurred with respect to committee and board meetings. Messrs. Antony Gram, Rudy Gram and Cortright do not receive a monthly Directors fee; however, they are reimbursed for travel and related costs incurred with respect to committee and board meetings and other Company business activities.

     The Board of Directors has several standing committees: an Executive Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

     The Executive Committee, of which Antony Gram is Chairman, exercises certain powers of the Board of Directors during the intervals between meetings of the Board and met once during 1995.

     The Audit Committee, of which Mr. McNeill is Chairman, confers with the independent auditors of the Company and otherwise reviews the adequacy of internal controls, reviews the scope and results of the audit, assesses the accounting principles followed by the Company, and recommends the selection of the independent auditors. There were three meetings of the Audit Committee during 1995.

     The Executive Compensation Committee is chaired by Mr.
Fischer, who serves on no similar committee of any other company.
While the other members of the Committee, Messrs. Antony Gram and Rudy Gram, may serve together as directors of other companies, none serves as a member of any other compensation committee. The

                              (3)

Committee reviews the methods and means by which management is compensated, studies and recommends new methods of compensation, and reviews the standards of compensation for management. In addition, the Executive Compensation Committee administers the Annual Executive Bonus Plan and the 1987 Stock Incentive Plan. No member of the Committee is eligible to participate in any of the Company's compensation and benefit plans. See "Compensation Committee Report." The Executive Compensation Committee held one meeting during 1995.

     The Nominating Committee, of which Mr. McNeill is Chairman, recommends to the Board of Directors nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. There was one meeting of the Nominating Committee during 1995 held as part of a Board of Directors meeting. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Recommendations received by December 31, 1996 will be considered by the Nominating Committee for nomination at the 1997 Annual Meeting.

     During 1995, the Board of Directors held three meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee (the "Committee") is comprised of Mr. Fischer, Chairman, and Messrs. Antony Gram and
Rudy Gram.

     Mr. Antony Gram, a member of the Committee, has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since
July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 46.21% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V. ("Yasawa") (which holds 4.3% of the Common Stock of the Company as of March 22,
1996), as well as the holder of a seventy-four percent equity interest in Wilbury International N.V., a Netherlands Antilles corporation ("Wilbury"), which owns all of the issued and outstanding stock of Selex (which holds 41.9% of the Common Stock of the Company as of March 22, 1996). See "Ownership of Voting Securities of the Company."

     Mr. Rudy Gram, a member of the Committee, was appointed
November 30, 1995.  Mr. Rudy Gram is the son of Mr. Antony Gram.
See "Ownership of Voting Securities of the Company."

     On June 19, 1992, Selex loaned the Company the sum of $3,000,000 pursuant to the First Selex Loan. The First Selex Loan is collateralized by a first mortgage on certain of the Company's unsold, undeveloped property in its St. Augustine Shores, Florida community. The Loan matures on June 15, 1996 and provides for principal to be repaid at 50% of the net proceeds per lot for lots requiring release from the mortgage, with the entire unpaid balance becoming due and payable at the end of the four year term. It initially bears interest at the rate of 10% per annum, with payment of interest deferred for the initial 18 months of the Loan and interest payments due quarterly thereafter. As part of the Selex transaction, Selex was granted an option, approved by the holders of a majority of the outstanding shares of the Company's Common Stock at the Company's 1992 Annual Meeting, which, as modified, enabled Selex to convert the First Selex Loan, or any portion thereof, into a maximum of 600,000 shares of the Company's Common Stock at a per share conversion price equal to the greater of (i) $1.25 or (ii) 95% of the market price of the Company's Common Stock at the time of conversion, but in no event greater than $4.50 per share (the "Option"). On February 17, 1994, Selex exercised the Option, in full, at a conversion price of $1.90 per share, such that $1,140,000 in principal was repaid under the First Selex Loan through such conversion. As of March 22, 1996, the Company was in default of the First Selex Loan inasmuch as accrued interest in the amount of $42,000 remained unpaid.

                         (4)

     One million dollars of the proceeds from the First Selex Loan was used by the Company to acquire certain commercial and multi-family properties at the Company's St. Augustine Shores community at their net appraised value, from Mr. Muyres and certain entities affiliated with Messrs. Zwaans and Muyres. Namely, (i) $416,000 was used to acquire 48 undeveloped condominium units (twelve 4 unit building sites) and 4 completed (and rented) condominium units from Conquistador Development Corporation ("Conquistador"), in which Messrs. Zwaans and Muyres serve as directors, as well as President and Secretary/Treasurer, respectively; (ii) $485,000 was used to acquire 4 commercial lots from Swan, in which Messrs. Zwaans and Muyres also serve as directors, as well as President and Secretary, respectively; and
(iii) approximately $99,000 was used to reacquire, from Mr. Muyres, all of his rights, title and interest in that certain contracts with the Company for the purchase of a commercial tract in St. Augustine Shores, Florida. None of the commercial and multi-family property acquired by the Company from Mr. Muyres and certain entities affiliated with Messrs. Zwaans and Muyres collateralizes the First Selex Loan. In March, 1994, Conquistador exercised its right to repurchase certain multi-family property from the Company (which right had been granted in connection with the June, 1992 Selex transaction) at a price of $312,000, of which $260,000 was paid in cash to the Company and $52,000 was applied to reduce interest due to Selex under the Second Selex Loan (the "First Conquistador Acquisition").

     On December 2, 1992, the Company entered into various agreements relating to certain of its assets and the restructuring of its debt with Yasawa, which is beneficially owned by Mr. Antony Gram. The consummation of these agreements, which are further described below, was conditioned upon the acquisition by Mr. Gram of the Company's outstanding bank loan.

     On December 4, 1992, Mr. Gram entered into an agreement with the lenders, pursuant to which he acquired the bank loan of approximately $25,150,000 (including interest and fees) for a price of $10,750,000. In conjunction with such transaction, the lenders transferred to Mr. Gram the warrants which they held that entitled the holder to purchase an aggregate of 277,387 shares of the Company's Common Stock at an exercise price of $1.00 per share. Immediately after the acquisition of the bank loan, Mr. Gram transferred all of his interest in the bank loan, including the warrants, to Yasawa.

     On December 11, 1992, the Company consummated the December 2, 1992 agreements with Yasawa. Under these agreements, Yasawa, its affiliates and the Company agreed as follows: (i) the Company sold certain property at its Citrus Springs community to an affiliate of Yasawa in exchange for approximately $6,500,000 of debt reduction credit; (ii) an affiliate of Yasawa and the Company entered into a joint venture agreement with respect to the Citrus Springs property, providing for the Company to market such property and receive an administration fee from the venture (in March, 1994, the Company and the affiliate agreed to terminate the venture); (iii) the Company sold certain contracts receivable at face value to an affiliate of Yasawa for debt reduction credit of approximately $10,800,000; (iv) the Company sold the Marco Shores Country Club and Golf Course to an affiliate of Yasawa for an aggregate sales price of $5,500,000, with the affiliate assuming an existing first mortgage of approximately $1,100,000 and the Company receiving debt reduction credit of $2,400,000, such that the Company obtained cash proceeds from this transaction of $2,000,000, which amount was used for working capital; (v) an affiliate of Yasawa agreed to lease the Marco Shores Country Club and Golf Course to the Company for a period of approximately one year; (vi) an affiliate of Yasawa and the Company agreed to amend the terms of the warrants to increase the number of shares issuable upon their exercise from 277,387 shares to 289,637 shares and to adjust the exercise price to an aggregate of approximately $314,000; (vii) Yasawa exercised the warrants in exchange for debt reduction credit of approximately $314,000; (viii) Yasawa released certain collateral held for the bank loan; (ix) an affiliate of Yasawa agreed to make an additional loan of up to $1,500,000 to the Company, thus providing the Company with a future line of credit (all of which was drawn and outstanding as of March 22, 1996); and (x) Yasawa agreed to restructure the payment terms of the remaining $5,106,000 of the bank loan as a loan from Yasawa (the "Yasawa Loan").

     The Yasawa Loan bears interest at the rate of 11% per annum, with payment of interest deferred until December 31, 1993, when only accrued interest became payable. Commencing January 31, 1994, principal and interest became payable monthly, with all unpaid principal and accrued interest being due and payable on

                              (5)

December 31, 1997. As of March 22, 1996, $5,948,000 in principal and accrued interest was in default under the Yasawa Loan.

     On April 30, 1993 Selex loaned the Company an additional $1,000,000 collateralized by a first mortgage on certain of the Company's property in its Marion Oaks, Florida community (the "Second Selex Loan"). Interest under the Second Selex Loan was 11% per annum, deferred until December 31, 1993, and principal was to be repaid at $3,000 per lot for lots requiring release from the mortgage, with the entire unpaid principal balance and interest accruing from January 1, 1994 to April 30, 1994 due and payable on April 30, 1994. Although Selex had certain conversion rights under the Second Selex Loan in the event the Company sold any Common Stock or Preferred Stock prior to payment in full of all amounts due to Selex under the Second Selex Loan, such rights were voided. The Second Selex Loan was satisfied on May 22, 1995 through the closing of the Second Conquistador Acquisition, discussed below.

     From July 9, 1993 through December 31, 1993, Selex loaned the Company an additional $4,400,000 collateralized by a second mortgage on certain of the Company's property on which Selex and/or Yasawa hold a first mortgage pursuant to a Loan Agreement dated July 14, 1993 and amendments thereto (the "Third Selex Loan"). The Third Selex Loan bears interest at 11% per annum, with interest deferred until December 31, 1993. Principal is to be repaid at $3,000 per lot for lots requiring release from the mortgage, with the entire unpaid principal balance and interest accruing from January 1, 1994 to April 30, 1994 due and payable on April 30,
1994.   The Second Conquistador Acquisition, discussed below,
closed on May 22, 1995, provided a reduction of the debt due and payable under the Third Selex Loan. As of March 22, 1996, $1,371,000 in principal had been repaid under the Third Selex Loan. As of March 22, 1996, the remaining principal balance of $3,825,000 and accrued interest of $76,000 remained unpaid and in default.

     In February, 1994, Yasawa loaned the Company an additional amount of approximately $514,900 at an interest rate of 8% per annum (the "Second Yasawa Loan"). Since May, 1994, additional amounts were advanced to the Company under the Second Yasawa Loan to enable the Company to pay certain essential expenses, including payment of certain real estate taxes, and effectuate settlements with the Company's principal creditors. As of March 22, 1996, an aggregate amount of $4,012,000 had been advanced to the Company under the Second Yasawa Loan and the principal balance of $4,341,000 and accrued interest of $73,000 remains unpaid.

     On May 22, 1995, the Company closed a transaction with Conquistador (the "Second Conquistador Acquisition") for the sale of an administration building and a multi-family site in the Company's St. Augustine Shores community as well as the remaining lot inventory in the Company's FeatherNest community at Marion Oaks in consideration for the satisfaction of $2,599,300 of principal and accrued interest on the Second and Third Selex Loans. In a separate transaction which also closed on the same date, the Company sold to Conquistador (the "Third Conquistador Acquisition") four single family residential lots in the St. Augustine Shores community for $100,000 in cash. These transactions were accounted for in accordance with generally accepted accounting principals for these types of related party transactions. Accordingly, the resulting gain of $1,900,000 was treated as a contribution of capital and recorded directly to capital surplus.

     As previously stated, Messrs. Muyres and Zwaans also serve as directors and executive officers of M&M First Coast Realty ("M&M"). The Company had leased certain office space to M&M at its St. Augustine Shores community pursuant to a Lease Agreement dated August 10, 1990. A payment of approximately $21,300 in delinquent rental payments was made on May 22, 1995 upon the closing of the Second Conquistador Acquisition, which included the sale of the St. Augustine Administration Building to which the lease pertained.

     At December 31, 1995, $4,200,000 of accrued interest due to Selex, Yasawa and their affiliates was capitalized as non-interest
bearing principal.   Through March 22, 1996, $1,140,000 in
principal was repaid under the First Selex Loan through the exercise of the above described Option, the Second Selex Loan was repaid in full, $1,371,000 in principal was repaid under the Third Selex Loan, and $135,900 in principal and $346,000 in accrued

                         (6)
interest was repaid under the Yasawa loan. As of March 22, 1996, the Company had loans outstanding from Selex, Yasawa and their affiliates in the aggregate amount of approximately $20,757,000, including interest, all of which are in default, including approximately $8,349,600, which is owed to Selex, including accrued and unpaid interest of approximately $145,900 (10% per annum on the First Selex Loan, 11% per annum on the Third Selex Loan and 12% per annum on the Empire Note assigned to Selex); approximately $10,361,800, which is owed to Yasawa, including accrued and unpaid interest of approximately $192,500 (11% per annum on the Yasawa Loan and 8% per annum on the Second Yasawa Loan); and approximately $2,046,000, which is owed to an affiliate of Yasawa, including accrued and unpaid interest of approximately $41,000 (12% per annum). The loans from Selex, Yasawa and their affiliates are secured by substantially all of the assets of the Company.

     On March 10, 1994, the Company was advised that Selex filed an Amendment to its Schedule 13D filed with the Securities and Exchange Commission ("Commission"). In the Amendment, Selex reported that it, together with Yasawa and their affiliates, were uncertain as to whether they would provide any further funds to the Company. The Amendment further stated that Selex, Yasawa and their affiliates were seeking third parties to provide financing for the Company and that as part of any such transaction, they would be willing to sell or restructure all or a portion of their loans and Common Stock in the Company.

     The Company has stated in previous filings with the Commission and elsewhere herein that the obtainment of additional funds to implement its marketing program and achieve the objectives of its business plan is essential to enable the Company to maintain operations and continue as a going concern. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa and their affiliates in order to implement its marketing program and assist in meeting its working capital requirements. As previously stated, during the last nine months of 1993, Selex, Yasawa and their affiliates loaned the Company an aggregate of $4,400,000 pursuant to the Third Selex Loan. Funds advanced under the Third Selex Loan enabled the Company to commence implementation of the majority of its marketing program in the third quarter of 1993. The full benefits of the program were not realized in 1993 and the Company was unable to secure financing in 1994 to meet its working capital requirements and continue its marketing program. Commencing in 1994, Yasawa advanced additional funds (the "Second Yasawa Loan") totalling $4,012,000 as of December 31, 1995, to meet the Company's minimum working capital requirements, to pay $750,000 in delinquent real estate taxes, to pay settlements with certain trade creditors and to settle certain litigation.

     The lease between an affiliate of Yasawa and the Company with respect to the Marco Shores Country Club and Golf Course was terminated on December 31, 1993. At the time of termination, an approximate amount of $34,200 was due to the Company from the Yasawa affiliate, which amount was paid in 1994.

     In December 1992, the Company and Citony Development Corporation ("Citony") (an affiliate of Yasawa) entered into a joint venture agreement with respect to Citony's Citrus Springs property, providing for the Company to market the property and receive an administration fee from the venture. The Company and Citony agreed to terminate the venture in March 1994; however, the Company is providing certain assistance to Citony during the transition period. At the time of termination, $265,000 was due to the Company by Citony for marketing costs incurred as well as administrative services provided, which amount was paid in 1994.


                              (7)

              OWNERSHIP OF VOTING SECURITIES OF THE COMPANY

     Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Selex (41.9%) and, Antony Gram, through his holdings in Selex and Yasawa (46.21%).

     All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram, Chairman of the Board of Directors and Chief Executive Officer of the Company, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 289,637 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 3,109,703 shares of Common Stock of the Company (46.21%).

     The following table sets forth information, as of March 22, 1996, concerning the beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table beginning on Page 9 (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.


                              AMOUNT AND
                              NATURE OF
                              OF BENEFICIAL                 PERCENT
                              OWNERSHIP(A)                  OF CLASS
                              ----------------              --------

Directors:
     Neil E. Bahr.......            4,121 - Direct              *
     Earle D.
      Cortright, Jr.....           18,706 - Direct              *
     George W. Fischer..           15,000 - Direct              *
     Antony Gram........        3,109,703 - Indirect          46.21%
     Rudy Gram..........                -0-
     Thomas B. McNeill..              200 - Direct              *

Executive Officers named
 in Summary Compensation
 Table:

     Earle D.
      Cortright, Jr.....           18,706 - Direct              *
     Antony Gram........        3,109,703 - Indirect          46.21%

All executive officers
 and directors as a group,
 consisting of 9 persons
 (including those listed
 above)...................      3,147,930                     46.78%

________________________

     *    Represents holdings of less than 1%.
     (a) Except for Antony Gram, who beneficially owns 46.21% of the Common Stock of the Company, no current director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding shares.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
1934

     The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission and the New York Stock Exchange. Under the Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

                              (8)

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements were satisfied.


                          EXECUTIVE COMPENSATION

     Due to the Company's liquidity situation, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company since July 13, 1994 without compensation. The Commission's rules on executive compensation disclosure require, however, that the Summary Compensation Table which appears below, depict the compensation for the past three years of the Company's chief executive officer and its four most highly compensated executive officers whose annual salary and bonuses exceed $100,000. During the fiscal year ended December 31, 1995, one executive officer of the Company was paid an annual salary and bonus in excess of
$100,000.   Accordingly, the table set forth below, discloses the
annual compensation paid to Mr. Antony Gram for the years ended December 31, 1994 and 1995, and to Mr. Cortright for the three years ended December 31, 1995.



                         SUMMARY COMPENSATION TABLE
                         --------------------------
                     ANNUAL                      LONG TERM
                     COMPENSATION                COMPENSATION
- ------------------------------------------------------------------------------
                                                   AWARDS            PAYOUTS
                                                 -------------       -------
                                         OTHER   SARS/                 ALL
NAME AND       FISCAL SALARY  BONUS      ANNUAL  RES-    STOCK  LTIP OTHER
PRINCIPAL      YEAR    ($)    ($)(A)     COMPEN- TRICTED OP-    PAY- COMPEN-
POSITION                                 SATION  STOCK   TIONS  OUTS SATION
                                         (B)     AWARDS  (#)(C)         ($)
- --------       ----- -------  ------     ------  ------  ------ ---- ------

Antony Gram    1995     --       --       --      --      --     --   --
Chairman of    1994     --       --       --      --      --     --   --
the Board &
Chief Execu-
tive Officer
(7/13/94 to
present)

E.D.           1995  $200,000 $100,000(d)  --     --      --     --   --
Cortright,Jr.  1994  $209,615         (d)  --     --      --     --  $100,000(d)
President &    1993  $200,000 $ 50,000     --     --      --     --   --
Chief Operat-
ing Officer)

_______
(a) The amounts disclosed in this column represent, in the case of Mr. Cortright, $50,000 which was paid to him in 1993 pursuant to the special bonus provided for in his employment contract. See "Employment Contracts." Although the Company maintains an Annual Executive Bonus Plan (the "Bonus Plan"), in which all executive officers of the Company are eligible to participate, due to the Company's financial position and its liquidity situation, no bonus awards have been made under the Bonus Plan to any executive officer of the Company since 1990.

(b) In accordance with the rules of the Commission, amounts relating to 1993 or 1994, if any, and amounts totalling less than the lower of $50,000 or 10% of the total annual salary and bonus have been omitted.

(c) The Company has a 1987 Stock Incentive Plan (the "Stock Plan") which combines the features of a stock option plan and a performance unit plan. Due to the Company's financial condition, no awards have been paid under the Stock Plan except for those initial awards which were earned at the end of 1989. There are no options outstanding under the Stock Plan as of December 31, 1995.

(d)  This amount reflects the last two installments of Mr.
     Cortright's special bonus remaining to be paid at the end of 1994, which were paid in 1995. See "Employment Contracts."

                              (9)

EMPLOYMENT CONTRACTS

     In June, 1992, the Company obtained $8,000,000 additional financing through a $13,500,000 sale of certain of the Company's contracts receivable. The agreement with respect to such sale requires that the Company maintain, in effect, certain employment agreements with Mr. Cortright and certain other executive officers of the Company.

     Pursuant to the requirements of such agreement, Mr. Cortright entered into a five-year employment agreement which continues through June 19, 1997. Such agreement is subject to automatic renewal for successive one-year periods unless notice of intent not to renew is given by the Company 60 days prior to the end of the applicable contract term. The agreement provides for Mr. Cortright to be paid his current annual salary of $200,000 (subject to such increases as may be mutually agreed upon) and for the furnishing of certain benefits, such as payment of an automobile allowance. The agreement contains "non compete" provisions which preclude Mr. Cortright from engaging, in any manner, or from being employed, in any capacity, in any business which could be deemed to be competitive with the Company in Florida, New York, New Jersey and Ohio during the five year term of his agreement, if his employment is terminated or constructively terminated by the Company or if he resigns his employment from the Company. Because of such non-compete provisions and to compensate Mr. Cortright for his exceptional services in conjunction with the completion of the restructuring of the Company's bank debt and the securing of financing for the Company through the above-mentioned contracts receivable sale and the Selex Loan, Mr. Cortright's agreement also provides for the payment of a $200,000 bonus, $50,000 of which was paid upon the signing of his agreement and the completion of the foregoing transactions, $50,000 of which was paid in June, 1993 (and is included in the Summary Compensation Table set forth above), $50,000 of which was due in June, 1994 and paid in 1995 and $50,000 due and paid in 1995 (the "Special Bonus"). Additionally and as a consequence of such non-compete provisions, Mr Cortright's employment agreement provides that if his employment is terminated or constructively terminated by the Company, without cause (defined as gross misconduct), during its initial term or any renewal term, he is entitled to receive a lump sum payment at termination equal to any salary remaining to be paid him for the contract term (but, in no event, less than for an additional two years); in addition, he is entitled to payment of an automobile allowance and certain insurance benefits for such period. For purposes of Mr. Cortright's agreement, "constructive termination" includes, among other things: (i) the assignment of duties inconsistent with Mr. Cortright's status as President and Chief Operating Officer or a substantial alteration in his responsibilities if such assignment and/or alteration is not acceptable to him, (ii) relocation of the Company's principal place of business to a location other than Orlando, Florida (unless such other location is mutually agreed upon), (iii) failure of the Company to maintain compensation plans in which Mr. Cortright participates or to continue providing certain other existing employee benefits, or (iv) any disability commencing after a "change in control" which is continuous for six months. Mr. Cortright's agreement with the Company further provides that if his employment is terminated due to death or medical disability (as distinguished from a disability following a change in control), payment of salary to him or his beneficiary shall continue for two years following termination. Under this agreement and the benefit plans described in the Compensation Committee Report, a "change in control" is (a) an acquisition of 35% of the voting securities of the Company if the Board of Directors determines that a change in control has occurred or is likely to occur; or (b) a change in the majority of the Board of Directors of the Company which is not recommended or approved by the incumbent Board. On June 11, 1992, the Board determined that the acquisition by Selex of more than 35% of the Company's Common Stock from Empire, accompanied by its control of the Board, would constitute a change in control of the Company.

     Two other executive officers, Mr. Harden and Mrs. Hummerhielm, are employed pursuant to employment agreements which provide that if their employment is terminated due to death, payment of salary to their beneficiary continues for six months and, if employment is otherwise terminated by the Company without cause (defined as gross misconduct), they are entitled to receive one year's salary, payable in twenty-four equal semi-monthly installments.

                              (10)

                       COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     It is the goal of the Company and this Committee to align all compensation, including executive compensation, with business objectives and both individual and corporate performance, while simultaneously attracting and retaining employees who contribute to the long-term success of the Company. The Company attempts, within its resources, to pay competitively and for performance and management initiative, while striving for fairness in the administration of its compensation program.

EXECUTIVE COMPENSATION PROGRAM

     Since it has long been the policy of the Company to encourage and enable employees upon whom it principally depends to acquire a personal proprietary interest in the Company, the total executive compensation program of the Company consists of both cash and equity based compensation and has been comprised of three key elements: salary, an annual bonus and a long term incentive plan that provides for both incentive awards and stock options.

     While each of these elements is discussed below, it is important to note that due to the financial performance of the Company during the past five years, and the fact that the Company has undergone two changes in control since January 1, 1990, no awards have been made under the Annual Executive Bonus Plan (the "Bonus Plan") since 1990 and with the exception of the one stock option granted in 1993, no awards have been made under the long term incentive program other than the initial awards which were fully earned at the end of 1989. In particular, the Committee has been reticent to grant additional equity based awards, lest it jeopardize the utilization of the Company's net operating loss carryforward for federal income tax purposes. This situation is re-examined annually.

     SALARY
     -------

     Salaries paid to executive officers (other than the Chief Executive Officer and the President) are based upon the recommendations of the President, derived from his subjective assessment of the nature of the position, competitive salaries and the contribution, experience and Company tenure of the executive officer. The President reviews all salary recommendations with the Committee, which is responsible for approving or disapproving such recommendations. Salaries paid to the Chief Executive Officer (if any) and the President are determined by the Committee, subject to ratification by the Board of Directors and are based upon the Committee's subjective evaluation of their contribution to the Company, their performance and salaries paid to competitors to their chief executive officer and chief operating officer. Prior to January 1, 1990, the President's assessment and the Committee's subsequent approval or disapproval also took into consideration data from comparable industry salary surveys, such as that prepared by Stephens and Associates. From 1990 through the present, the only salary increases which were granted occurred in June 1992 at which time Mr. Cortright, and three other executive officers of the Company were granted salary increases (granted in connection with the efforts of these officers in securing over $10,000,000 in new financing for the Company and resolving various regulatory matters with the State of Florida) and in May 1995, at which time Mr. Harden, Mrs. Hummerhielm and Mr. McNelley were granted salary increases.

     ANNUAL INCENTIVE PROGRAM
     -------------------------

     Although business exigencies and the Company's liquidity situation have required the Company to temporarily suspend the granting of awards under the Stock Plan and the Bonus Plan, and to award bonuses only in certain limited instances where the bonus directly relates to the accomplishment of certain specified corporate and financial objectives, it is the intention of the Committee that an executive's annual compensation consist of a base salary and an annual bonus under the Bonus Plan. All executive officers of the Company (except those who are otherwise entitled to receive additional compensation) and all managerial employees who meet certain eligibility

                              (11)
criteria determined by their level of responsibility, are eligible to participate in the Bonus Plan. The Bonus Plan provides for executives to earn bonuses of up
to 150% of the base bonus for which they are eligible (which generally ranges from 10% to 75% of annual salary, depending upon their position and anticipated contribution to the Company), with the maximum bonus payable to the president being limited to 100% of his annual salary. Such bonuses are earned based upon the success of the Company, or of the subsidiary or division for which the individual is responsible, in achieving its debt-to-equity and/or net income goals. Typically, under the Bonus Plan, awards are determined in advance of a fiscal year, at which time the net income and/or debt-to-equity goals for the year are also established. Thereafter, at the conclusion of the year, the awards are adjusted up or down and paid, based upon the achievements of the specified objectives and individual job performance. The Bonus Plan provides for the determination and payment of bonuses thereunder in the event of the termination of employment of a participant following a change of control of the Company. No bonuses were awarded, earned by, or paid to, any executive officer of the Company under the Bonus Plan during or in respect to 1995. Further, since no bonus awards have been outstanding to any executive officer of the Company for the past three years, the change in control resulting from the Selex transaction did not result in the acceleration of the determination and payment of bonuses under the Bonus Plan.

     The only bonus paid in 1995 and 1993 was to Mr. Cortright, pursuant to his employment agreement described above. No bonus was paid in 1994. In 1992, Mr. Cortright was instrumental in securing over $10,000,000 in new financing for the Company through the sale of contracts receivable and the Selex transaction, as well as for resolving certain regulatory matters with the State of Florida. His contribution was recognized by the award of a $200,000 bonus (an amount equal to one year's salary). To avoid straining the Company's liquidity situation, it was determined that his employment agreement would provide for that bonus to be paid in four annual installments. The installment due in June 1994 was not paid until 1995. The final scheduled 1995 installment, was paid in 1995. See "Employment Contracts".

     LONG TERM INCENTIVE PROGRAM
     ----------------------------

     Additional long-term cash and equity incentives are provided through the Stock Plan. Under the Stock Plan, incentive shares are awarded to those executive officers and other key employees who, in the opinion of the Committee, are in positions which enable them to make significant contributions to the long-term performance and growth of the Company. The extent to which incentive share awards are earned is determined at the end of the three-year award cycle, based upon the achievement of a net income goal set forth in the three-year business plan adopted by the Board of Directors of the Company prior to or during the first year of the cycle. Awards are paid, in the discretion of the Committee, in cash or in shares of Common Stock of the Company, on or before the May 1st following the end of the three year cycle.

     CHIEF EXECUTIVE OFFICER COMPENSATION
     ------------------------------------

     Since July 13, 1994, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Mr. Gram has been given the responsibility of resolving the financial and legal difficulties facing the Company and developing an alternative business plan to enable the Company to continue as a going concern. During the process of resolving such difficulties and developing such plan, Mr. Gram has agreed to serve without compensation, with the understanding that all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties, including travel and temporary living expenses, will be reimbursed by the Company and with the further understanding that the Committee and the Board will thereafter consider establishing an appropriate salary to be paid him for his services.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
     -----------------------------------------------------

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other mostly

                              (12)
highly compensated executives officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation currently paid to the Company's Chief Executive Officer and highly compensated executive officers does not approach the $1,000,000 threshold, and the Company does not anticipate approaching such threshold in the foreseeable future. Nevertheless, the Company intends to take the necessary action to comply with the Code limitations.

     FUTURE COMPENSATION TRENDS
     --------------------------

     The Committee anticipates undertaking a review of all compensation programs and policies of the Company, and making appropriate modifications and revisions, in conjunction with the development of an alternative business plan for the Company.

                              Executive Compensation Committee
                              George W. Fischer, Chairman
                              Antony Gram
                              Rudy Gram


                             PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Media General Financial Services Composite Index and the Media General Peer Group (real estate subdividers and developers) Index.

              COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
     THE DELTONA CORPORATION, MG COMPOSITE INDEX AND MG GROUP INDEX


                         [INSERT GRAPH]






ASSUMES $100 INVESTED ON JANUARY 1, 1991; DIVIDEND REINVESTED FISCAL YEAR ENDING DECEMBER 31, 1995; THE COMPANY'S STOCK CEASED TRADING 4/6/94 ON NEW YORK AND PACIFIC STOCK EXCHANGES.


                         (13)

                         APPOINTMENT OF AUDITORS

     The Board of Directors recommends that the stockholders appoint Deloitte
& Touche as auditors of the financial statements of the Company for the fiscal year ending December 31, 1996, subject to the discretion of the Board. If the stockholders do not vote for such appointment, the Board of Directors will reconsider the appointment of such auditors. If Deloitte & Touche are unable to serve, or the Board, in its discretion, determines that it is in the best interest of the Company that such accountants do not serve as auditors of the financial statements of the Company, the Board shall appoint other auditors to replace Deloitte & Touche. One of the predecessor firms of Deloitte & Touche, Deloitte Haskins & Sells, had been the auditors for the Company since 1966.

     Representatives of Deloitte & Touche will attend the meeting and will be given the opportunity to make a statement at the meeting if they desire to do so. Such representatives will be available during appropriate portions of the meeting to respond orally to appropriate questions.


                              OTHER MATTERS

     As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.


                         PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next Annual Meeting should be received by the Office of the Corporate Secretary, The Deltona Corporation, 999 Brickell Avenue, Suite 700, Miami, Florida 33131, no later than December 31, 1996, in order to be considered for inclusion in the Company's 1997 Annual Meeting proxy statement.

                              By Order of the Board of Directors


                              SHARON J. HUMMERHIELM
April 19, 1996                Vice President and Corporate
                               Secretary






         PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              (14)